COMPANY LOGO

FOR IMMEDIATE RELEASE

Investor Relations Contact:    Computer Products Contact:  Zytec Contact:
John Heilshorn - John Nesbett  Richard J. Thompson         John B. Rodgers
Lippert/Heilshorn & Assoc.     Chief Financial Officer     Chief Financial Off.
(212) 838-3777                 (561) 451-1000              (612) 941-1100

                COMPUTER PRODUCTS, INC. AND ZYTEC CORPORATION

                             ANNOUNCE PLANS TO MERGE

          CREATING ONE OF THE WORLD'S LEADING POWER SUPPLY COMPANIES

COMPANIES COMBINE TO FURTHER CAPITALIZE ON OPPORTUNITIES IN THE COMMUNICATIONS INDUSTRY

BOCA RATON, FL (September 3, 1997) -- Computer Products Inc. (Nasdaq NM:CPRD) and Zytec Corporation (Nasdaq NM:ZTEC), two of the largest companies in the power supply industry, today announced that their respective boards of directors have unanimously approved a definitive agreement to merge and become one of the world's leading providers of power supplies and power systems for the communications market.

Based on the closing price of Computer Products' common stock on August 29, 1997, the transaction is valued in excess of $500 million on a fully diluted basis. The combined companies' 1997 revenue is expected to be approximately $530 million.

The agreement provides for a stock-for-stock exchange in which each share of Zytec common stock will be exchanged for 1.33 shares of Computer Products' common stock. Computer Products expects to ultimately issue approximately 16.7 million common shares for Zytec's common and equivalent shares outstanding which will represent approximately 40% of Computer Products' ownership on a fully diluted basis.

The transaction is expected to be a tax free exchange to be accounted for as a pooling of interests and it is expected to close in the fourth fiscal quarter of Computer Products ending January 2, 1998. A one-time charge related to certain merger costs will be expensed at that time. The transaction is anticipated to be moderately accretive to Computer Products earnings in fiscal 1998. Completion of the merger is conditional upon approval by the shareholders of both companies and certain government regulatory clearances.

Mr. Joseph M. O'Donnell, Chairman, President and Chief Executive Officer of Computer Products Inc., stated, "The concept of combining Zytec and Computer Products was driven by trends among our customers in the communications market. We are confident the benefits of the merger will quickly be apparent to our customers, employees and shareholders. Together, the ability of the two companies to offer customers unparalleled service, leading edge technology and financial strength will be significantly increased. It is our belief that the combined company will offer the industry's largest engineering, sales and service staff with manufacturing locations strategically located throughout the world. Additionally, our strategic need for a significant North American manufacturing presence would largely be fulfilled by this merger. "

Mr. Ronald D. Schmidt, Chairman, President and Chief Executive Officer of Zytec Corporation, commented, "This transaction creates a world leader in the power industry offering communication customers unique and innovative solutions tailor-made to their rigorous specifications. The global resources of this new company enhance our ability to provide market-leading technology combined with a first class commitment to customer service, improved growth opportunity for our employees and better return to our stockholders. Furthermore, our strategic plan has called for a manufacturing and engineering presence in the Far East. This merger would make it a reality."

Following the merger, Mr. O'Donnell will serve as President and Chief Executive Officer. Mr. O'Donnell and Mr. Schmidt will serve as Co-Chairman. Mr. Richard J. Thompson will serve as Chief Financial Officer of the combined entity.

Computer Products, Inc., headquartered in Boca Raton, Fla., is a manufacturer of standard and custom-designed electronic products and subsystems for the communications industry and other real-time systems applications. The Company has operations in Madison, Wis., Boston, Mass., Fremont and Huntington Beach, Calif., Hong Kong and Zhongshan, China, the Republic of Ireland, Germany, Netherlands and the Czech Republic.

Based in Minneapolis, Minnesota, Zytec is a leading designer and manufacturer of custom electronic power conversion equipment for original equipment manufacturers in the communications, networking, computer and other electronic equipment market places. In addition, the company provides logistics and repairs from its California operation and repair of power supplies in its Redwood Falls, Minn. location. A 1991 recipient of the Malcolm Baldrige National Quality Award, Zytec currently employs more than 2,800 people in facilities located in Eden Prairie and Redwood Falls, MN; Broomfield, CO; Lincoln, CA; Richardson, TX; Vienna and Kindberg, Austria; and Tatabanya, Hungary.

Except for historical information contained herein, the matters discussed in this news release may consist of forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, the management of growth, and other risks detailed from time to time in the SEC reports of each of the companies.

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